EXHIBIT 10.1

Modifications to incentive compensation of Mr. Lane

Effective August 1, 2009, the Compensation Committee of the Board of Directors of Marine Products Corporation (the “Company”) approved modifications of the previously disclosed Performance-Based Agreement resulting in (1) an increase in Mr. Lane’s base salary to $250,000 per year, and (2) corresponding reductions in potential future bonus payments.  Under these modifications, the Company will reduce any future bonuses under the Agreement which may otherwise be payable to Mr. Lane by the cumulative amount of increase in the base salary paid to Mr. Lane.